Exhibit 99.1

JOINT FILING AGREEMENT

AGREEMENT dated as of May 5, 2022 by and between Global SPAC Sponsors LLC, a Delaware limited liability company and Bryant B. Edwards (together, the “Parties”).

Each Party hereto represents to the other Party that it is eligible to use Schedule 13D to report its beneficial ownership of Class A ordinary shares, $0.0001 par value per share, of Global SPAC Partners Co. Each Party hereto agrees that the Schedule 13D, dated May 5, 2022, relating to such beneficial ownership, is filed on behalf of each of them.

Each of the Parties agrees to be responsible for the timely filing of the Schedule 13D and any and all amendments thereto and for the completeness and accuracy of the information concerning itself contained in the Schedule 13D, and the other Party to the extent it knows or has reason to believe that any information about the other Party is inaccurate.

Date: May 5, 2022	GLOBAL SPAC SPONSORS LLC

	By:	/s/ Bryant B. Edwards
Name: Bryant B. Edwards
Title: Sole Manager

BRYANT B. EDWARDS

By:	/s/ Bryant B. Edwards